Exhibit 4.4

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

Warrant No.:

Issue Date:          , 20

Void Date:           , 20   [10 years from Issue Date]

CLASS B COMMON STOCK PURCHASE WARRANT

This Warrant to purchase Class B Common Stock of Tabula Rasa Healthcare, Inc., a Delaware corporation, (as successor by merger to CareKinesis, Inc.) (the “Company”) was previously issued to the Holder (as defined below) on the terms set forth in this Warrant (the “Prior Issuance”).

While the Board of Directors of the Company formally approved the Prior Issuance on or prior to as of the Issue Date, including all such material terms and conditions, the Company and the Holder did not formally memorialize the terms and conditions of the Prior Issuance in a warrant agreement.

The Company desires to memorialize the terms of the Prior Issuance in this Warrant in full satisfaction of the Company’s obligation with respect to the Prior Issuance subject to the Holder’s acknowledgement that the Holder has no right, title, interest or claim to the Prior Issuance, except as set forth in this Warrant, and the Holder desires to accept this Warrant as full satisfaction of the Company’s obligation with respect to the Prior Issuance and agrees and acknowledges that the Holder has no right, title, interest or claim to the Prior Issuance, except as set forth in this Warrant.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth about and herein contained and for value received, the Company hereby certifies that             (the “Holder”) or its permitted assign(s) is entitled to purchase from the Company, at any time or from time to time during the Exercise Period (as defined below), in whole or in part, at a price per share equal to the Exercise Price (as defined below),           (      ) shares of Class B Common Stock, par value $0.0001, of the Company (the “Common Stock”).

This Warrant is is subject the following terms and conditions.

1.             Certain Definitions.

(a)           “Change in Control” means the consummation of (i) a reorganization, merger, consolidation or recapitalization of the Company not entered into primarily in connection with capital raising purposes (a “Business Combination”), other than a Business Combination in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the voting securities of the Company, (ii) a complete liquidation or dissolution of the Company, or (iii) a sale of all or substantially all of the Company’s assets.

(b)           “Exercise Period” means the period commencing on the date that the Exercise Price first becomes determinable and ending on the date that is the earliest to occur of (x) 5:00 p.m. (prevailing local time at the principal executive office of the Company) on          , 20   [10 years from Issue Date], (y) a Change of Control, or (z) the closing of an initial public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended.

(c)           “Exercise Price” means $0.    per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like). The shares of Common Stock issuable upon the exercise of this Warrant and the purchase price of such shares of Common Stock issuable upon the exercise of this Warrant shall be subject to adjustment pursuant to Section 6 hereof.  Such purchase price, as adjusted from time to time, is herein referred to as the “Exercise Price.”

2.             Exercise of Warrant.

(a)           The purchase rights represented by this Warrant are exercisable by the Holder, in whole or in part, during the Exercise Period by the surrender of this Warrant, with the form of Subscription attached hereto as Annex A duly completed and executed by the Holder, to the Company at its principal executive office, upon payment in cash (subject to subsection (b)), by certified or official bank check or by wire transfer, of an amount equal to the Exercise Price multiplied by the number of shares of Common Stock being purchased pursuant to such exercise of the Warrant.

(b)           If the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), then in lieu of exercising this Warrant for cash, the Holder may elect to receive shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly completed Subscription and notice of such election in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y (A-B)

A

Where   X  =                              the number of shares of Common Stock to be issued to the Holder

Y  =                          the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A  =                          The fair market value of one share of the Company’s Common Stock (at the date of such calculation)

B  =                          Exercise Price (as adjusted to the date of such calculation)For purposes of the above calculation, the fair market value of one share of Common Stock shall be the fair value as reasonably determined by the Company’s Board of Directors or a duly appointed committee of the Board (which determination shall be reasonably described in the written notice delivered to the Holder together with the certificate for Common Stock); provided, however, that in the event that the Warrant is being exercised in connection with the Company’s initial public offering, the fair market value per share shall be the per share offering price of the Company’s initial public offering.

(c)           This Warrant may be exercised for less than the full number of shares of Common Stock first shown above, provided that this Warrant may not be exercised in part for less than a whole number of shares of Common Stock.  Upon any such partial exercise, the Company at its expense will forthwith issue to the Holder a new Warrant or Warrants of like tenor exercisable for the number of shares of Common Stock as to which rights have not been exercised (subject to adjustment as herein provided), such Warrant or Warrants to be issued in the name of the Holder or its nominee.

(d)           As soon as practicable after the exercise of this Warrant and payment of the Exercise Price, and in any event within 10 business days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder a certificate or certificates for the number of duly authorized, validly issued, fully paid and non-assessable shares or other securities or property to which the Holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash in an amount determined in accordance with Section 4(e) hereof.  The Company agrees that the shares so purchased shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid.

4.             Adjustments.

(a)           Adjustments Generally.  In order to prevent dilution of the rights granted hereunder in the specific circumstances contemplated by this Section 4, the Exercise Price shall be subject to adjustment from time to time in accordance with this Section 4.  Upon each adjustment of the Exercise Price pursuant to this Section 4, the Holder shall thereafter be entitled to acquire upon exercise, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock determined by (a) multiplying (i) the Exercise Price in effect immediately prior to such adjustment by (ii) the number of shares of Common Stock issuable upon exercise hereof immediately prior to such adjustment, and (b) dividing the product thereof by the Exercise Price resulting from such adjustment.

(b)           Subdivisions, Stock Dividends, Stock Combinations and Recapitalizations.  In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares (including, without limitation, through any stock split effected by means of a dividend on the Common Stock which is payable in Common Stock), the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

(c)           Reorganization, Reclassification, Consolidation, Merger or Sale of Assets.  Subject to the earlier expiration of the Warrant upon a Change in Control, if any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder shall have the right to acquire and receive upon exercise of this Warrant such shares of stock, securities, cash or other property of the successor corporation that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, reclassification, consolidation, merger or sale if this Warrant had been exercised immediately before such reorganization, reclassification, consolidation, merger or sale.  The foregoing provisions shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or sales and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant.  In all events, appropriate adjustments (as determined by the Board of Directors of the Company) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(d)           Fractional Shares.  The Company shall not issue fractions of shares of Common Stock upon exercise of this Warrant or scrip in lieu thereof.  If any fraction of a share of Common Stock would, except for the provisions of this Section 4(d), be issuable upon exercise of this Warrant, then the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed on the basis of the fair market value per share as determined by the Board of Directors of the Company in accordance with the provisions of Section 2(b).

(e)           Certificate as to Adjustments.  Whenever the Exercise Price shall be adjusted as provided in Section 4 hereof, the Company shall promptly compute such adjustment and furnish to the Holder a certificate setting forth such adjustment and showing in reasonable detail the facts requiring such adjustment, the Exercise Price that will be effective after such adjustment and the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant.

5.             Reservation of Stock Issuable on Exercise of Warrants.  The Company shall at all times reserve and keep available out of its authorized but unissued stock, solely for the issuance and delivery upon the exercise of this Warrant and other similar Warrants, such number of its duly authorized shares of Common Stock as from time to time shall be issuable upon the exercise of this Warrant.  All of the shares of Common Stock issuable upon exercise of this Warrant, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable, subject to no lien or other encumbrance other than restrictions on transfer arising under applicable securities laws and restrictions imposed by Section 7(a) hereof and the Agreements to which reference is made in Section 7(b) hereof.

6.             Replacement of Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement reasonably satisfactory to the Company (with surety if reasonably required), or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new Warrant of like tenor and amount.

7.             Negotiability.  This Warrant is issued upon the following terms, to all of which each taker or owner hereof consents and agrees:

(a)           Transfer.

(i)            Restricted Securities.  The Holder understands that this Warrant and shares of Common Stock issuable upon exercise of this Warrant it is purchasing are characterized as “restricted securities” under the Federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. In this connection the Holder represents that the Holder is familiar with Securities and Exchange Commission (“SEC”) Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(ii)           Further Limitations on Disposition.  Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of this Warrant and the shares of Common Stock issuable upon exercise of this Warrant unless and until:

(A) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(B) (i) The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company and its counsel, that such disposition will not require registration of this Warrant or shares of Common Stock issuable upon exercise of this Warrant under the Securities Act.

Notwithstanding the provisions of subsections 7(a)(ii)(A) and 7(a)(ii)(B) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Holder to an affiliate, partner, member, stockholder or to the estate of any such affiliate, partner, member or stockholder or the transfer by gift, will or intestate succession of any affiliate, partner, member or stockholders to its spouse or to the siblings, lineal descendants or ancestors of such affiliate, partner, member or stockholder or its spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if it were an original Holder hereunder.

(iii)          Further Limitations on Disposition.  Without in any way limiting the representations set forth herein, the Holder further agrees not to make any disposition of all or any portion of this Warrant unless and until the Board of Directors of the Company has approved any such disposition.

(b)           Agreements.  As a condition to the Company’s obligation to issue shares of Common Stock upon exercise hereof, the Holder shall execute such stockholder agreements, stock transfer restriction and voting agreements as may be requested by the Company.

(c)           No Rights as Stockholder.  Prior to the exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder of the Company with respect to shares for which this Warrant shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company.

(d)           Transfer Taxes.  The Company shall not be required to pay any federal or state transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of this Warrant or the issuance or delivery of certificates for Common Stock in a name other than that of the Holder or to issue or deliver any certificates for Common Stock upon the exercise of this Warrant until any and all such taxes and charges shall have been paid by the Holder or until it has been established to the Company’s reasonable satisfaction that no such tax or charge is due.

(e)           Compliance with Securities Laws.  The Holder, by acceptance hereof, acknowledges that this Warrant, the shares of Common Stock to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant, any shares of Common Stock to be issued upon exercise hereof except under circumstances that will not result in a violation of applicable federal and state securities laws.

8.             Subdivision of Rights.  This Warrant (as well as any new Warrants issued pursuant to the provisions of this Section 8) is exchangeable, upon the surrender hereof by the Holder, at the principal executive office of the Company for any number of new Warrants of like tenor and date representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock of the Company which may be subscribed for and purchased hereunder.

9.             Miscellaneous.

(a)           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express or by other messenger) or when deposited in the United States mails, certified or registered mail, return receipt requested, postage prepaid, addressed to the Holder at the address provided to the Company by such Holder or to the Company at 2000 Lincoln Drive East, Marlton, NJ  08053, or such other address as shall have been furnished in writing to the party giving or making such notice, demand or delivery.

(b)           Books of the Company.  The Company may treat the holder hereof as appearing on the Company’s books at any time as the holder for all purposes.

(c)           Headings.  The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

(d)           Amendment; Waiver.  This Warrant and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

10.          Acknowledgment.  The Holder agrees and acknowledges that this Warrant is in full satisfaction of the Company’s obligations with respect to the Prior Issuance.  The Holder further agrees and acknowledges that the Holder has no right, title, interest or claim to the Prior Issuance, except as set forth in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has executed and issued this Warrant on the date first written above.

TABULA RASA HEALTHCARE, INC.

By:
Name:
Title:

Acknowledged by:

Print Name of Entity or Individual

By:
(Signature)

(If entity, please print name of officer)

(If entity, please print title of officer)

Date

ANNEX A

SUBSCRIPTION

Date:

To:

The undersigned (the “Purchaser”), pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase       shares of Class B Common Stock (the “Shares”) covered by such Warrant and (a) herewith makes payment of $         , representing the full purchase price for such shares at the price per share provided for in such Warrant or (b) elects to exercise the Warrant for the purchase of            shares of Class B Common Stock, pursuant to Section 2(c) of the Warrant [STRIKE (a) OR (b) AS APPLICABLE].

Purchaser represents and warrants to the Company as follows:

1.             Investment Representations.  Purchaser understands that the Shares have not been registered under the Securities Act.  Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in the Agreement.

2.             Experience; Risk.  Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the purchase of the Shares and of protecting Purchaser’s interests in connection therewith. Purchaser is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risk of the investment, including complete loss of the investment.

3.             Investment. Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser understands that the Shares have not been registered under the Securities Act and applicable state securities laws (collectively, the “Acts”) by reason of a specific exemption from the registration provisions of the Acts which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein.

4.             Information. Purchaser has been furnished with all information which it deems necessary to evaluate the merits and risks of purchasing the Shares and has had the opportunity to ask questions concerning the Shares and the Company and all questions posed have been answered to its satisfaction. Purchaser has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Shares and the Company. Purchaser has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of purchasing the Shares and to make an informed decision relating thereto.

5.             Restricted Securities; Restrictions on Transfer.  Purchaser understands that the Shares will be “restricted securities” under applicable securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Shares may be resold without registration under the Acts only in certain limited circumstances. Purchaser acknowledges that Shares must be held indefinitely unless subsequently registered under the Acts or an exemption from such registration is available.

6.             No Public Market. Purchaser understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for such securities.

7.             Accredited Investor.  Purchaser  is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act. The Purchaser has considered the Federal and state income tax implications of the exercise of the Warrant and the purchase and subsequent sale of the Shares.

8.             Residence.  If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth on Schedule A; if Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth on Schedule A.

Signature

Print name:

Date:

2

NOTICE OF TRANSFER

[To be signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the Assignee named below the rights and obligations represented by the within Warrant with respect to the number of shares of Class B Common Stock of              set forth below:

Name of Assignee	Address	No. of Shares

and appoints                 attorney to transfer said right on the warrant register of            with full power of substitution in the premises.

Dated:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address:

3